CHERRY HILL MORTGAGE INVESTMENT CORPORATION

ANNOUNCES FOURTH QUARTER 2014 RESULTS

– Generated Net Interest Income of $5.4 Million –

– Declared Dividend of $0.51 per Share for Fourth Quarter 2014 –

MOORESTOWN, NJ – March 11, 2015 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”), today reported results for the fourth quarter of 2014.

Fourth Quarter 2014 Highlights and Subsequent Events

•	Realized interest income of approximately $6.6 million, $3.5 million of which was generated by the Excess MSR portfolio, compared to realized interest income of $5.5 million in the prior-year period.

•	Book value per share was $21.28 at December 31, 2014

•	11.0% annualized dividend yield based on December 31, 2014 closing stock price of $18.49 per common share

•	Generated comprehensive income of $14.0 million, or $1.87 per common share, for 2014

•	GAAP net income applicable to common stockholders of $2.4 million, or $0.31 per basic and diluted share, for 2014

•	Aggregate portfolio leverage stood at approximately 2.3x

•	In February 2015, announced agreement to acquire Aurora Financial Group, which has an MSR portfolio with an unpaid principal balance of approximately $700 million as of December 31, 2014. Cherry Hill and Aurora are currently seeking approval for the change in control with Fannie Mae, Freddie Mac and Ginnie Mae in order to accelerate the agency approval process and allow Cherry Hill to embark on its previously stated strategy of purchasing full MSRs.

“We continued to make progress executing on our strategy of effectively investing in and managing residential mortgage assets in the fourth quarter,” stated Jay Lown, Cherry Hill Mortgage Investment Corporation’s President and Chief Investment Officer. “Further, we are excited by the impending acquisition of Aurora that will enable us to embark on our previously stated strategy of purchasing full MSRs, allowing us to expand market opportunities and create our own Excess MSRs. We continue to pursue additional opportunities that should generate sustainable attractive risk-adjusted returns for our stockholders.”

Operating Results

Cherry Hill’s reported GAAP net income was determined based on the following: $5.4 million of net interest income, a net realized gain of $0.2 million on the RMBS portfolio, a net realized loss of $1.4 million on derivatives, a net unrealized loss of $2.4 million on derivatives, a net unrealized loss of $0.5 million on the Excess MSR portfolio due to market valuation adjustments, general and administrative expenses and management fees paid to Cherry Hill’s external manager in the aggregate amount of approximately $1.9 million, and a $0.1 million benefit from a provision for corporate business taxes for its taxable REIT subsidiary. Cherry Hill reported a GAAP net loss for the fourth quarter of 2014 of $0.5 million, or $0.07 per basic and diluted weighted average common share outstanding.

	Three Months Ended December 31, 2014[1]	Year Ended December 31, 2014[1]
Income
Interest income	$6,569	$24,961
Interest expense	1,190	4,307

Net interest income	5,379	20,654
Other income (loss)
Realized gain (loss) on RMBS, net	166	(60)
Realized gain (loss) on derivatives, net	(1,359)	(2,643)
Unrealized gain (loss) on derivatives, net	(2,441)	(6,564)
Unrealized gain (loss) on investments in Excess MSRs	(536)	(3,564)

Total Income	1,209	7,823
Expenses
General and administrative expense	1,191	3,028
Management fee to affiliate	682	2,560

Total Expenses	1,873	5,588

Income (Loss) Before Income Taxes	(664)	2,235
(Benefit from) provision for corporate business taxes	(146)	(140)

Net Income (Loss)	(518)	2,375
Net (income) loss allocated to LTIP—OP Units	5	(22)

Net Income (Loss) Applicable to Common Stockholders	$(513)	$2,353
Net income (Loss) Per Share of Common Stock
Basic	$(0.07)	$0.31
Diluted	$(0.07)	$0.31
Weighted Average Number of Shares of Common Stock Outstanding
Basic	7,508,549	7,505,546
Diluted	7,509,543	7,508,827

In addition, net unrealized gain on the Company’s RMBS portfolio for the fourth quarter was approximately $4.7 million.

	Three Months Ended December 31, 2014[1]	Year Ended December 31, 2014[1]
Net income (loss)	$(518)	$2,375
Other comprehensive income (loss):
Net unrealized gain (loss) on RMBS	4,694	11,674

Other comprehensive income (loss)	4,694	11,674

Comprehensive income (loss)	$4,176	$14,049

1.	Unaudited. Dollar amounts in thousands except per share amounts.

Portfolio Highlights for the Quarter Ended December 31, 2014

The Company realized interest income from its Excess MSR portfolio of approximately $3.5 million. Carrying value of the Excess MSR portfolio ended the quarter at approximately $91.3 million. Net interest spread for the RMBS portfolio stood at 1.67% and the debt-to-equity ratio on the aggregate portfolio remained low, ending the quarter at approximately 2.3x.

The RMBS portfolio had a book value of approximately $409.4 million and a carrying value of $416.0 million at quarter end December 31, 2014. The portfolio had a weighted average coupon of 3.9% and weighted average maturity of 23 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS, Cherry Hill used interest rate swaps, swaptions, TBAs and treasury futures. At quarter end December 31, 2014, the Company held interest rate swaps with a notional amount of approximately $224 million, swaptions with a notional amount of approximately $105 million and treasury futures with a notional amount of approximately $8 million.

As of December 31, 2014, Cherry Hill’s GAAP book value was $21.28 per diluted share, an increase from $21.22 per diluted share as of September 30, 2014.

Dividend

On December 16, 2014, the Board of Directors declared a quarterly dividend of $0.51 per share of common stock for the fourth quarter of 2014. The dividend was paid in cash on January 27, 2015 to stockholders of record as of the close of business on December 30, 2014.

Additional Information

An investor presentation with supplemental information regarding Cherry Hill and its business has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call

The Company’s management will host a conference call today at 5:00 P.M. Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.chmireit.com. Please allow extra time prior to the call to visit the site and download any necessary software required to listen to the webcast.

The conference call may be accessed by dialing 1-877-407-3982 (from within the U.S.) or 1-201-493-6780 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Cherry Hill Fourth Quarter 2014 Earnings Call.”

A telephonic replay of the conference call will also be available two hours following the completion of the call through 11:59 P.M. Eastern Time on April 11, 2015 by dialing 1-877-870-5176 (from within the U.S.) or 1-858-384-5517 (from outside of the U.S.); please reference access code “13600085.”

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States. Cherry Hill Mortgage Investment Corporation is externally managed and advised by Cherry Hill Mortgage Management, LLC, which is an affiliate of Freedom Mortgage Corporation.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:
Cherry Hill Mortgage Investment Corporation
Investor Relations
(877) 870-7005 InvestorRelations@CHMIreit.com